Exhibit 99.1

Contact:

Randi Baldwin
Senior Vice President, Marketing
American Medical Alert Corporation
(516) 536-5850 ext: 3109 randi.baldwin@amac.com

AMERICAN MEDICAL ALERT CORPORATION REPORTS STRONG
THIRD QUARTER 2008 RESULTS

OCEANSIDE, New York. -November 5, 2008 -American Medical Alert Corp. (NASDAQ: AMAC) a provider of healthcare communication services and advanced telehealth monitoring technologies, today announced operating results for the quarter and nine months ended September 30, 2008, the highlights of which are as follows:

•	Company-wide operating income increased approximately 43% for the nine months ended September 30, 2008 as compared to same period last year.

•	Company continues to show financial strength in its balance sheet as of September 30, 2008. Liquidity and working capital increase, while debt to equity ratio falls below .2 to 1.

•
Health Safety and Monitoring Services (HSMS) segment revenues increased by approximately 15% for the nine months ended September 30, 2008 as compared to same period last year, led by the Walgreens Ready Response® program.

Revenues for the quarter ended September 30, 2008, consisting primarily of monthly recurring revenues (MRR), increased 10% to $9,671,087 as compared to $8,771,670 for the same period in 2007. Net income for the quarter ended September 30, 2008 increased 9% to $461,534 or $.05 per diluted share as compared to $422,929 or $.04 per diluted share for the same period in 2007.

Revenues for the nine months ended September 30, 2008 increased 9% to $28,846,153, as compared to $26,373,312 for the same period in 2007. Net income for the nine months ended September 30, 2008 increased 15% to $1,371,917 or $0.14 per diluted share as compared to a net income of $1,196,897 or $0.12 per diluted share for the previous year. Net Income for the trailing twelve months ended September 30, 2008 and 2007 was $1,689,252 and $1,655,462 respectively, representing an increase of 2%.

To measure the Company’s financial performance from operations, a metric which excludes non-operational items should be utilized. The non-operational items include interest, taxes and other income. These non-operational items positively impacted the Company’s net income in 2007 to a much greater extent than in 2008. Operating income, which excludes these items, for the three months ended September 30, 2008 increased 127% to $760,941 as compared to operating income of $335,244 for the previous year. Operating income for the nine months ended September 30, 2008 increased 43% to $2,301,636 as compared to operating income of $1,614,157 for the previous year.

Earnings before interest, taxes and depreciation and amortization (“EBITDA”) for the nine months ended September 30, 2008 increased 3% to $5,780,627 as compared to $5,612,802 for the same period in 2007. EBITDA for the trailing twelve months ended September 30, 2008 and 2007 was $7,611,341 and $7,382,981 respectively, a 3% increase. Similar to the discussion above with respect to net income, the relatively small increase in EBITDA is reflective of the effect of the non-operational items referred to above in the 2007 reporting period.

The Company continues to generate positive operating cash flow and ended the quarter with a cash balance of $1,856,103, as compared to $911,525 at December 31, 2007. The Company also reduced its long-term debt by $1,180,529 during the period from December 31, 2007 to September 30, 2008. Additionally, the Company had working capital of $4,725,397 as of September 30, 2008, compared to $3,601,469 at December 31, 2007, representing a 31% increase.

Subject to the discussion below, the Company affirms its earnings guidance issued on August 5, 2008 that net income will increase by 25% to $1,900,000 for 2008 while revenue guidance of $39,200,000 is projected to fall short by approximately one (1) to two (2) percent. Although we are highly insulated from most of the market turmoil, certain contracts, which management anticipated to be executed in early 2008 within the TBCS division, are now expected to be executed before the end of 2008. This delay is the primary reason for the projected shortfall.

As previously reported, included on the Company’s balance sheet in other assets are prepaid licensing fees and other associated costs, which were paid in 2005 and 2006, relating to a telehealth based technology initiative to provide the Company with a next generation telehealth platform. The technology entity fulfilling this project has experienced a funding shortfall and will likely not complete the project. The Company’s agreement with the entity provides that the Company has the right to take control over the project and complete it, either directly or through a third party entity. While the Company is confident it can complete the project, it may choose to forego the continuation of the project if it determines that it has a superior alternative to pursue its telehealth interests based on competitive and funding criteria. In the event the Company determines not to proceed, the Company would realize a one-time non-operational write-down of approximately $815,000. This would not adversely impact the Company’s core business operation, including revenue stream, working capital or liquidity.

Jack Rhian, President and Chief Executive Officer, explained, “It is rewarding to announce the positive third quarter results of operations and the overall strength of our fundamentals at a time when the general economy is experiencing such negativity. This year’s performance within our HSMS division is the result of a collective effort by both our operations team continuing to extract cost while the business development team successfully executed on our vision to position AMAC as the provider of choice for its spectrum of digital health and wellness solutions.

While the TBCS division continues to significantly contribute to the Company’s overall profitability and positive cash flow, this division experienced a shortfall in the expected amount of top line growth. Nonetheless, we have a high degree of confidence that the projected new work from several hospital groups as well as an increased pace of project-based contracts within our PhoneScreen Clinical Trials group will come to fruition. The outlook for both divisions going into 2009 is positive.

Moreover, the Company maintains a strong balance sheet and generates positive cash flow from operations to go along with the long-term business opportunities for further top and bottom line growth. Our relationship with our bank is solid and we have a significant credit facility to capitalize on growth opportunities. Notwithstanding our strong financial position, the Company is carefully considering other steps designed to take advantage of our relatively strong financial and operating position including acquisitions of additional accretive account bases that could integrate into our existing infrastructure in either our HSMS or TBCS divisions and a plan to step up our IR/PR activities to attract greater attention from the investor community.

In addition, it is unfortunate that our stock price has been affected by the current economic turmoil and unstable financial markets. However, it presents an excellent buying opportunity that I and certain executives and board members intend to take advantage of after the blackout period following this release is over.”

The Company invites investors and others to listen to the conference call live over the Internet or by dialing in to 877-407-0782 at 10:30 a.m. ET.

What:	American Medical Alert Corp. Third Quarter 2008 Results

When:	Wednesday November 5, 2008, 10:30 a.m. ET

Where:	http://www.investorcalendar.com/IC/CEPage.asp?ID=136490

How:	Log on to the web at the address above, and click on the
audio link or dial in 877-407-0782 to participate.

About American Medical Alert Corp.

AMAC is a healthcare communications company dedicated to the provision of support services to the healthcare community. AMAC's product and service portfolio includes Personal Emergency Response Systems (PERS) and emergency response monitoring, electronic medication reminder devices, disease management monitoring appliances and healthcare communication solutions services. AMAC operates nine communication centers under local trade names: H-LINK OnCall, Long Island City, NY and Clovis NM, North Shore TAS, Port Jefferson, NY, Live Message America, Audubon, NJ, ACT Teleservice, Newington, CT and Springfield, MA, MD OnCall, Cranston RI and Capitol Medical Bureau Rockville, MD, American MediConnect and PhoneScreen Chicago, IL to support the delivery of high quality, healthcare communications.

Use of Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included in this press release, the Company has provided information regarding certain non-GAAP financial measures. These measures are “earnings before interest, taxes and depreciation and amortization (“EBITDA”)” and “operating income”. Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data.

Management believes that the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. Management believes that EBITDA is a useful measure of the Company's financial performance as it is an indicator of the Company's ability to generate cash flow to make acquisitions, reinvest in new telehealth products and liquidate liabilities. Management also uses EBITDA for planning purposes to determine appropriate levels of operating and capital investments. Management also believes operating income is a useful measure as it more accurately reflects the performance of the Company’s core operations and excludes any non-operational or one-time events which may skew the analysis of management or outside investors in evaluating the Company.

EBITDA and operating income are non-GAAP financial measures and although management and some members of the investment community utilize it to measure financial performance, EBITDA and operating income should not be viewed as a substitute for financial data prepared in accordance with GAAP or as measures of profitability. Additionally, the non-GAAP financial measure as presented by AMAC may not be comparable to similarly titled measures reported by other companies.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K, the Company's Quarterly Reports on Forms 10-Q, and other filings and releases. These include uncertainties relating to government regulation, technological changes, costs relating to ongoing FCC remediation efforts, our expansion plans, and product liability risks.

Statements of income for the three and nine months ended September 30, 2008 and 2007 and balance sheets as of September 30, 2008 and December 31, 2007 are attached.

AMAC SELECTED FINANCIAL DATA

	Three Months Ended		Nine Months Ended
	9/30/2008	9/30/2007	9/30/2008		9/30/2007

Revenues	$9,671,087	$8,771,670		$28,846,153	$26,373,312

Cost of Goods Sold	$4,519,411	$4,367,821		$13,774,753	$12,953,787
Selling, General & Administrative Costs	$4,390,735	$4,068,605		$12,769,764	$11,805,368
Other Expenses (Income)	$(20,593)	$(404,685)	$	(23,281)	$(495,740)

Income before Provision for Income Taxes	$781,534	$739,929		$2,324,917	$2,109,897

Net Income	$461,534	$422,929		$1,371,917	$1,196,897

Net Income per Share
Basic	$0.05	$0.05		$0.15	$0.13
Diluted	$0.05	$0.04		$0.14	$0.12

Basic Weighted Average
Shares Outstanding	9,439,592	9,307,412		9,421,121	9.257,776

Diluted Weighted Average
Shares Outstanding	9,689,775	9,854,059		9,702,142	9,708,253

CONDENSED BALANCE SHEET
	Sept 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS

Current Assets	$9,617,037	$8,672,362
Fixed Assets - Net	10,783,945	10,799,313
Other Assets	15,145,755	15,481,546

Total Assets	$35,546,737	$34,953,221

Current Liabilities	$4,891,640	$5,070,893
Deferred Income Tax	942,000	947,000
Long-term Debt	3,620,000	4,694,316
Long-term portion of capital lease	673	32,425
Other Liabilities	605,481	537,922

Total Liabilities	$10,059,794	$11,282,556

Stockholders’ Equity	25,486,943	23,670,665
Total Liabilities and Stockholders’ Equity	$35,546,737	$34,953,221

Operating Income for the nine and three months ended September 30, 2008 and 2007.

	Nine Months Ended	Six Months Ended	Three Months Ended
	9/30/2008	6/30/2008	9/30/2008

Net Income	1,371,917	910,383	461,534
Add Backs:
Taxes	953,000	633,000	320,000
Interest Expense	224,073	166,868	57,205
Deductions:
Other Income	(247,354)	(169,556)	(77,798)

Operating Income	2,301,636		760,941

	Nine Months Ended	Six Months Ended	Three Months Ended
	9/30/2007	6/30/2007	9/30/2007

Net Income	1,196,897	773,968	422,929
Add Backs:
Taxes	913,000	596,000	317,000
Interest Expense	375,605	255,136	120,469
Deductions:
Other Income	(871,345)	(346,191)	(525,154)

Operating Income	1,614,157		335,244

Earnings before interest, taxes and depreciation and amortization (EBITDA) for the nine months ended September 30, 2008 and 2007.

		Add:		Less:
	9/30/08	12/31/2007	Subtotal	9/30/2007	Total

Net Income	1,371,917	1,514,232	2,866,149	1,196,897	1,689,252
Add Backs:
Taxes	953,000	1,146,000	2,099,000	913,000	1,186,000
Interest	224,073	481,166	705,239	375,605	329,634
Depreciation & Amort.	3,231,637	4,302,118	7,533,755	3,127,300	4,406,455

EBITDA	5,780,627				7,611,341

		Add:		Less:
	9/30/07	12/31/2006	Subtotal	9/30/2006	Total

Net Income	1,196,897	1,262,529	2,459,426	803,964	1,655,462
Add Backs:
Taxes	913,000	869,000	1,782,000	680,000	1,102,000
Interest	375,605	394,613	770,218	262,788	507,430
Depreciation & Amort.	3,127,300	3,515,262	6,642,562	2,524,473	4,118,089

EBITDA	5,612,802				7,382,981

###